Exhibit 99.1

Corautus Announces Termination of Patient Enrollment in GENASIS Severe Angina Clinical Trial

Corautus to Host Conference Call Today at 9:00 A.M. EDT

ATLANTA, April 10 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF) announced today that it is terminating patient enrollment in its GENASIS Phase IIb clinical trial based on the recommendation of its independent Data Monitoring Committee (DMC). The DMC recommended to the Company that, based on available efficacy data, enrollment should be terminated under the current protocol as the DMC saw very little chance for significant efficacy as to the primary endpoint relative to the safety risk signal it saw. The Company will continue to collect efficacy data until the last patient previously enrolled in the trial has been followed for six months. At that time, the Company plans to lock the study database and perform unblinded endpoint analyses of VEGF-2 efficacy. Safety data will be followed for a period of 12 months from the date the last patient was enrolled.

As reported on March 14, 2006, Corautus voluntarily suspended enrollment in its GENASIS trial to fully investigate three recent serious adverse events that the Company believes were not associated with its biologic. At that time, 295 patients had been enrolled in the trial, which was originally scheduled to enroll 404 patients. In response to the Company’s action, the FDA placed the trial on clinical hold.

As part of the process to address the clinical hold, the DMC reviewed safety information. To better consider safety in the context of risk/benefit in this groundbreaking trial, the DMC also requested and subsequently reviewed a limited amount of available unblinded summary efficacy data related to the increase in exercise tolerance time (ETT), which is measured by a patient’s performance on a treadmill. The primary endpoint in the GENASIS trial is improvement in ETT measured 90 days after the administration of the therapeutic. The DMC received 90 day ETT summary data on 220 patients. It also received ETT summary data on 135 patients with 6 month follow up and 26 patients with 12 month follow up. The DMC did not review any other efficacy data. The Company decided to accept the DMC’s recommendation that enrollment in the trial be terminated.

Mr. Otto stated, “We, like the DMC, are concerned with the risk to benefit ratio for the patients enrolled in the GENASIS trial. While we are disappointed with the termination of enrollment in our GENASIS trial, we look forward to thoroughly reviewing all of the efficacy information generated by the study, particularly for the longer term ETT efficacy data and additional efficacy measurements, and in preparing a final study report. In our recent discussions, the FDA has indicated the need for 6 to 12 month efficacy endpoint data for this type of therapy. When we have complete follow up data on ETT and additional efficacy measurements for all 295 patients, we believe we will have assembled a scientifically important database from which much can be learned.” Additional efficacy measurements include: longer term ETT, perfusion as measured by SPECT, time to 1mm ST segment depression, angina class reduction, time to MACE, angina frequency reduction and results of a Seattle Angina Questionnaire, a quality of life assessment tool.

Mr. Otto concluded, “We enrolled a large patient population in this trial, and we believe the data that will be generated from the trial will be sufficiently robust to allow us to draw conclusions. The ultimate story on GENASIS will not be known until all the data is received and fully analyzed.”

The Company’s programs to support trials for peripheral artery disease and diabetic neuropathy are not affected by the termination of the GENASIS trial and enrollment continues in those trials.

Conference Call and Webcast Information

Richard E. Otto, president and chief executive officer, and other members of Corautus’ senior management team will discuss the termination of patient enrollment in the GENASIS trial via a webcast and conference call today at 9:00 a.m. Eastern Time. To access the conference call, please dial 866-383-8108 (domestic) or 617-597-5343 (international) five minutes prior to the start time, and provide the access code “Corautus.” A replay of the call will be available after 11:00 a.m. Eastern Time on April 10, 2006 for 30 days. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the access code 98215462. A live audio webcast of the call can also be accessed from the Investors section of the Company’s Web site, at http://www.corautus.com . An archived webcast of the call will be made available on the Corautus Web site approximately two hours after the event for a period of thirty (30) days.

About Corautus Genetics

Corautus Genetics Inc. is a biopharmaceutical company dedicated to the development and commercialization of innovative gene therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is focusing its efforts and resources on the development of gene therapy products using a growth factor known as Vascular Endothelial Growth Factor-2, or VEGF-2, gene to promote therapeutic angiogenesis in ischemic muscle. Corautus has a strategic alliance with Boston Scientific Corporation (NYSE: BSX) to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit http://www.corautus.com .

About GENASIS

GENASIS is a randomized, double-blind, dose-ranging and placebo controlled Phase IIb clinical trial, originally planned to enroll 404 patients with Class III or IV angina that are not suitable candidates for traditional revascularization procedures. The GENASIS trial has been conducted in approximately 30 leading cardiac medical centers throughout the United States.

In the GENASIS trial, defined doses of VEGF-2 in the form of “naked” plasmid DNA, a non-viral delivery vector, are delivered to diseased heart muscle tissue via the Boston Scientific Corporation (NYSE: BSX) Stiletto(TM) endocardial direct injection catheter system. The injection procedure is performed by a cardiologist in a standard cardiac catheterization laboratory.

VEGF-2 is a naturally occurring growth factor that is believed to promote the development of supplemental collateral blood vessels, a process known as therapeutic angiogenesis. Once administered, the DNA plasmid appears to be taken up and expressed by myocardium near the injection site. Inside the cell, the DNA plasmid then enters the nucleus of the cell without a requirement of incorporation into the genomic DNA. The Phase IIb clinical trial has expected to see the effect of the expression of DNA-encoded VEGF-2, which in turn is believed to stimulate the growth of new blood vessels by promoting the migration and proliferation of endothelial cells in the heart.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our clinical trial, including its costs, potential benefits from manufacturing agreements, the potential benefits from previous clinical trials, suitability of additional efficacy measurements, future results of operations or our financial condition, ultimate results of our GENASIS trial, adequacy of funding, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2005 Annual Report on Form 10-K which was filed on March 20, 2006, which are incorporated by reference into this press release.

For more information, please visit http://www.corautus.com .

Company Contact:
Michael K. Steele
Vice President - Business Development
(404) 526-6212
msteele@corautus.com
Investor Relations Contacts:

Lippert/Heilshorn & Assoc
Kim Sutton Golodetz
Kgolodetz@lhai.com
Anne Marie Fields
afields@lhai.com
212-838-3777

SOURCE  Corautus Genetics Inc.
          -0-                                        04/10/2006
          /CONTACT:  Company: Michael K. Steele, Vice President - Business Development, of Corautus Genetics, +1-404-526-6212, msteele@corautus.com; Investor Relations: Kim Sutton Golodetz, Kgolodetz@lhai.com, or Anne Marie Fields, afields@lhai.com, both of Lippert-Heilshorn & Assoc, +1-212-838-3777/
          /Web site:  http://www.corautus.com /